EXHIBIT (23)--CONSENT OF GEO. S. OLIVE & CO. LLC

We consent to the incorporation by reference in the Registration Statement on Form S-8, File No.33-45395, of our report dated February 3, 1997 contained in the 1996 Annual Report to Shareholders of Indiana United Bancorp, which is incorporated by reference in this Form 10-K.


GEO. S. OLIVE & CO. LLC



Indianapolis, Indiana
March 26, 1997